Exhibit 10.30

October 17, 2024

By Email

Kimi Iguchi

Dear Ms. Iguchi:

Given recent developments, we have made the difficult decision to restructure the business and reduce the size of our workforce. Unfortunately, your position will be directly affected. We appreciate your service and contributions and want to thank you for your dedication to always doing what’s best for patients. We would like to make this transition as smooth as possible for you.

Your employment at Sage Therapeutics, Inc. (“Sage” or the “Company”)1 will end on October 31, 2024 (the “Separation Date”) in connection with a reorganization. This letter proposes a separation agreement between you and the Company (the “Agreement”) that will provide you the opportunity to receive certain severance benefits in connection with the ending of your employment in exchange for you entering into, not revoking and complying with this Agreement.

The time period between the date of this letter and the Separation Date shall be the “Notice Period.” During the Notice Period, the Company shall continue to pay your salary and benefits, and you will continue to (a) work your normal schedule and receive your same level of compensation in accordance with the Company’s standard payroll cycle; (b) perform any assigned tasks and otherwise assist the Company in the orderly transition of your duties and responsibilities; and (c) continue to comply with all Company policies and reasonable directives. However, if you resign or engage in conduct that causes the Company to terminate your employment for Cause2 before the Separation Date, you will not be eligible to receive the severance benefits set forth in this Agreement. As a reminder, except for Permitted Disclosures, as defined below, or as specifically approved by the Company, you should not download, copy, take with you or share with any third party any Company documents, data, materials or other information, even if created by you in the course of your employment, or otherwise take or misuse any Company documents, data, materials or other information or other Company

1 Except for the obligations set forth in Section 2, which, except as set forth in Section 7(ii), shall be the obligations solely of Sage Therapeutics, Inc., whenever the terms “Sage Therapeutics, Inc.,” “Sage” or the “Company” are used in this Agreement (including, without limitation, Section 5), they shall be deemed to include Sage Therapeutics, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities and its and their directors, officers, employees, agents, successors and assigns.

2 “Cause” shall mean, as determined by the Company in good faith: (i) your indictment for any felony, any crime involving the Company, or any crime involving fraud, moral turpitude or dishonesty; (ii) except for Permitted Disclosures (as defined below), your unauthorized use or disclosure of the Company’s proprietary information which has an adverse effect on the Company’s business or reputation (as used in this paragraph, “proprietary information” means any information in whatever form, tangible or intangible, related to the business of the Company unless the information is publicly available in hard copy or electronic format, through lawful means); (iii) any intentional misconduct or gross negligence on your part which has a materially adverse effect on the Company’s business or reputation; or (iv) your repeated and willful failure to perform the duties, functions and responsibilities of your position after a written warning from the Company.

property, per your Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity with the Company (the “Employee Agreement”).

The Company is offering employees severance benefits that exceed the 60-days of notice pay under the Worker Adjustment Retraining and Notification Act (“WARN”) in exchange for a waiver of claims, including claims under WARN. If an employee who has been selected for layoff elects not to enter into this Agreement and that employee would otherwise have been entitled to a WARN notice, the employee will forfeit the severance, benefits and extended exercise opportunity offered by this Agreement and Sage will instead provide that employee with a payment equal to 60 days of salary and benefits in lieu of the WARN notice. To be clear, in no event will an employee be entitled to both receive a payment in lieu of a WARN notice and receive the severance, benefits and extended exercise opportunity provided for in this Agreement.

1. Employment Status; Final Payments; Benefits Cessation:

(i)
Employment Status. Your employment at Sage will end on the Separation Date. You agree that after the Separation Date, you will not represent yourself as an employee or agent of the Company; provided, however, that if you enter into the Consulting Agreement described in Section 7 below, you may represent yourself as a consultant and advisor to the Company for the duration of the Consulting Agreement Term (as defined below). Further, you hereby resign from your position as Chief Financial Officer and Treasurer and from any and all other positions you hold as an officer, director, or employee of the Company or any subsidiary as of the Separation Date and further agree to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.
(ii)
Final Payments. On or about the Separation Date, the Company shall provide your final pay in accordance with applicable law (“Final Pay”). You are not entitled to any other bonus or incentive compensation, except as provided below.
(iii)
Benefits Cessation. As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below. Provided you timely complete the required election forms, you are eligible to continue receiving group medical, dental and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) during the applicable COBRA period. The COBRA “qualifying event” shall be deemed to have occurred on the Separation Date.

2. Consideration. In exchange for and in consideration of your executing this Agreement and complying with the terms of this Agreement, your Employee Agreement and any other agreement between you and the Company, the Company will provide you with the payments and/or benefits set forth below (collectively, the “Consideration”).

(i)
The Company will provide you with severance (“Severance Pay”) in an amount equal to twelve (12) months of pay at your annual base salary rate in effect immediately prior to the Separation Date, less applicable taxes and withholdings. The Severance Pay will be paid out in substantially equal installments during the twelve (12) month period following the Separation Date (the “Salary Continuation Period”) in accordance with the Company’s payroll practice but shall commence no earlier than the Effective Date; provided that the initial payment of Severance Pay shall include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

(ii)
Provided you timely complete the required election forms and you and your beneficiaries remain eligible for group medical, dental and/or vision insurance pursuant to COBRA, the Company shall continue to contribute towards health, dental and vision premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed through the earlier of (i) the end of the Salary Continuation Period or (ii) the date you become reemployed and covered by your new employer’s health plan or otherwise ineligible for COBRA (the “Health Benefits Continuation Period”). You will be responsible for the remaining portion of such coverage through COBRA as if you remained employed. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Health Benefits Continuation Period at your own expense for the remainder of the COBRA period to the extent you and they remain eligible.

(iii)
You will be paid a bonus in the amount of $84,482.83, less applicable taxes and withholdings, which equals 50% of your bonus target for 2024 under the Company’s Corporate Bonus Plan, prorated for the time period between January 1, 2024 and the Separation Date (the “2024 Bonus”). The 2024 Bonus will be paid with the first payment of Severance Pay.

(iv)
The Company shall extend the exercise period with respect to any stock options you may have as of the Separation Date (the “Options”) until the earlier of (i) the original expiration date for such Options as provided in the applicable equity incentive plan(s) and the applicable award agreement(s), or (ii) the later of (A) October 31, 2025, and (B) the date that is three months after the cessation of your provision of any services to the Company, as an employee or as a consultant, including during the period you provide services to the Company pursuant to and in accordance with the Consulting Agreement (such exercise period, the “Extended Exercise Period”). You acknowledge that to the extent any such Option is intended to be an “incentive stock option,” such Option may no longer qualify as “incentive stock options” under the Code, but instead may be taxed as a non-statutory stock option. Accordingly, you may be subject to ordinary income taxes (and tax withholding) in the event that you exercise such Options after the date of this Agreement. You should consult with your own tax professional if you have any questions regarding the tax treatment.

(v)
The Company will offer you six months of outplacement services with a Company-approved outplacement vendor. Details of the outplacement services offered to you will be provided by the People & Experience team.

(vi)
The Company will forgive any obligation you would otherwise have to repay the Company for previously reimbursed tuition assistance and/or paid bonus payments that are subject to repayment.

(vii)
Because you have earned the Sage sabbatical benefit, but not taken a sabbatical, the Company will pay you the ten (10) weeks of sabbatical pay at your annual base salary rate in effect immediately prior to the Separation Date, less applicable taxes and withholdings, in a lump-sum with the first payment of Severance Pay.

(viii)
All time-based Options granted by the Company to you in connection with your employment with the Company shall continue to vest and become exercisable in accordance with the applicable option agreement(s) and equity plan(s) for so long as you provide any services to the Company, as an employee or a consultant of the Company, including during the period you provide services to the Company pursuant to and in accordance with the Consulting Agreement (the “Consulting Agreement Term”); all performance-based restricted stock unit awards (the “PRSUs”) and time-based restricted stock unit awards (the “RSUs”) granted by the Company to you in connection with your employment with the Company shall remain eligible to vest and settle in accordance with the applicable award agreement(s) and equity plan(s) for so long as you provide any services to the Company, as an employee or a consultant, including during the Consulting Agreement Term; and any such Options, PRSUs, and RSUs will cease vesting immediately upon the cessation or termination of all services you provide to the Company, for any reason or no reason, as an employee or a consultant of the Company.

3. Acknowledgments. You acknowledge and agree that:

(i) this Agreement and the Consideration do not constitute a severance plan and shall confer no benefit on anyone other than Sage and you;

(ii) you will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than the Consideration. For the avoidance of doubt, you acknowledge that no additional payments or benefits are due to you under the terms of the Severance and Change in Control Agreement between you and the Company dated September 30, 2014, as amended on February 15, 2023 (as amended and/or restated to date, the “Severance and Change in Control Agreement”), and the Severance and Change in Control Agreement is hereby deemed to have been terminated;

(iii)
except for the Final Pay, any amounts due under this Agreement and any vested monies due to you under any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions, leaves of absence, family and medical leave, and any other form of compensation or benefit that may be due to you now or that would have become due in the future in connection with your employment with, or separation of employment from, Sage; and

(iv)
in order to be reimbursed for all outstanding business expenses that you may have incurred on behalf of the Company, all expense reports and supporting documentation must be submitted in accordance with the Company’s Travel & Expense Policy within thirty (30) days after the Separation Date or such longer period as required by law. Any expenses incurred during the Notice Period must be approved in advance by your manager in order to be reimbursable.

4. Return of Company Property; Confidentiality; Trade Secrets; Non-Disparagement. You hereby agree as a condition to your receipt of the Consideration to:

(i)
except as expressly approved by the Company, promptly return all property and documents (whether in hard copy or electronic form) of Sage in your custody or possession, including any Company-owned laptop, iPad, phone, and associated power cords, software, keys and access cards, credit cards, files and any documents containing Company data, materials, or other information, even if you generated such data, materials or information, or concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). For the avoidance of doubt, peripheral equipment (screens, headsets, mouse, keyboard, etc.) does not need to be returned. Our Digital & Enterprise Capabilities team will work with you to return Company property. After returning all Company property, you also must delete and finally purge any duplicates of files or documents that may contain Company data, materials or other information or any information concerning the Company, its business or its business relationships, from any non-Company computer or other device after the Separation Date, subject however to any applicable litigation hold notice. If you need to pick up any belongings at a Sage office, please contact Facilities@sagerx.com. So that we can reach you, please be sure your contact information in Workday is updated with your cell phone number, mailing address, and personal email by your Separation Date.

(ii)
except as expressly approved by the Company, not download, copy, take with you or, also except with respect to Permitted Disclosures, share with any third party any Company documents, data, materials or other information, even if created by you in the course of your employment, or otherwise take or misuse any Company documents, data, materials, or other information or other Company property.

(iii)
except with regard to Permitted Disclosures (as defined below), abide by the terms of your Employee Agreement, the terms of which are hereby incorporated into this Agreement by reference, provided, however, any post-employment non-competition covenant contained in any such agreement is hereby waived by the Company. For the avoidance of any doubt, all other covenants contained in your Employee Agreement shall remain in full force and effect, including (without limitation) covenants of non-solicitation and confidentiality and covenants requiring you to assign any intellectual property rights to the Company. The Company encourages you to review the Employee Agreement to ensure that you have a clear understanding of the scope of your ongoing duties and restrictions;

(iv)
except as otherwise expressly agreed to by the Company in connection with your services under the Consulting Agreement and with regard to Permitted Disclosures, abide by the Employee Agreement and any applicable common law and/or statutory obligations relating to the protection and non-disclosure of Sage’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that, except with respect to Permitted Disclosures, you will not disclose any confidential or proprietary information that you acquired as an employee of Sage to any other person or entity, or use such information, including in any manner that is detrimental to the interests of Sage;

(v)
except for Permitted Disclosures and except to the extent this Agreement is made public by Sage, keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made aware of these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(vi)
except for Permitted Disclosures, not make any statements (written or oral) that are false or disparaging about or adverse to the business interests of Sage or that are intended to or do harm the reputation of Sage, including, but not limited to, any statements that disparage any products, product candidates, research, services, finances, employees, officers, directors, capabilities or any other aspect of the business of Sage.

(vii)
Nothing in this Agreement, including the above paragraphs in this Section 4, your Employee Agreement, or elsewhere prohibits or restricts you from (i) communicating with, or voluntarily providing information you believe indicates possible or actual violations of the law to, or otherwise responding to requests for information, documents, records or interviews from, local, state or federal government agencies (including but not limited to the Securities and Exchange Commission), any legislative body, law enforcement, or self-regulatory organizations or from making any other disclosures that are statutorily protected by the law of the state in which you reside or are made to any other third party in response to a subpoena provided that you provide prompt notice of the subpoena to the Company, and to the extent legally permissible, allow the Company with reasonable opportunity to object); (ii) making disclosures or communications consistent with your obligations under Section 6(ii); (iii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act; and/or (iv) if at any time during your employment with the Company, you resided in and/or provided services for the Company in the State of California, discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful and, if at any time during your employment with the Company, you resided in and/or provided services for the Company in the State of Washington, disclosing or discussing conduct that you reasonably believe under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the Company, between employees, or between Company representatives and employees, whether on or off the employment premises (each, a “Permitted Disclosure”). You are not required to notify the Company of any such communications. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

Your breach of this Section 4 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Sage, will relieve Sage of the obligation to provide any Consideration not already paid or provided, including, for the avoidance of doubt, any extension of the option exercise period, continuation of vesting of equity awards, and continuation of the Consulting Agreement and/or entitle Sage to recover any Consideration already paid or provided.

5. Release of Claims.

(i) You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any form of legal claim against Sage (as defined in footnote number 1) of any kind whatsoever from the beginning of time through and including the Effective Date, as defined below, except for (i) claims related to the Company’s failure to perform its obligations under this Agreement and (ii) claims arising from the Company’s failure to perform its obligations under your Officer Indemnification Agreement or to provide you with the indemnification and expense advancement or reimbursement available to a former officer of the Company under your Officer Indemnification Agreement, the Company’s bylaws, or under Delaware law (the “Excepted Claims”). Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action other than Excepted Claims (jointly referred to as “Claims”, which such term shall specifically exclude Excepted Claims) against

Sage seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Sage up to and including the Effective Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with Sage and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii) Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a) Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Massachusetts Civil Rights Act (Mass. Gen. Laws ch. 12, §§ 11H and 11I), the Massachusetts Equal Rights Act (Mass. Gen. Laws. ch. 93, § 102), Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Pennsylvania Human Relations Act (43 P.S. § 951 et seq.), the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the New Hampshire Law Against Discrimination, N.H. Rev. Stat. Ann. § 354-A:1 et seq., N.H. Rev. Stat. Ann. § 275:36 et seq. (New Hampshire workplace discrimination law), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Civil Rights Act of 1991, and Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, Executive Order 11246, and Executive Order 11141, each as they may have been amended through the Effective Date;

(b) Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Massachusetts Paid Family and Medical Leave Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), the Massachusetts Labor and Industries Act (Mass. Gen. Laws ch. 149, § 1 et seq.), Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Parental Leave Act (Mass. Gen. Laws ch. 149, § 105D), the Massachusetts Paid Family and Medical Leave Act (Mass. Gen. Laws ch. 175m, § 1, et seq.), the Massachusetts Earned Sick Time Law (Mass. Gen. Laws ch. 149, § 148c), the Massachusetts Small Necessities Leave Act (Mass. Gen. Laws

ch. 149, § 52D), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), N.H. Rev. Stat. Ann. § 275-42 et seq. (New Hampshire wage payment law), N.H. Rev. Stat. Ann. § 275:37 (New Hampshire equal pay law), N.H. Rev. Stat. Ann. § 275:57 (New Hampshire reimbursement of employee expenses law), the New Hampshire Crime Victim Employment Leave Act (N.H. Rev. Stat. Ann. § 275:61 et seq.), N.H. Rev. Stat. Ann. § 275:73 et seq. (New Hampshire online privacy law), the New Hampshire Whistleblowers’ Protection Act (N.H. Rev. Stat. Ann. § 275-E:1 et seq.), N.H. Rev. Stat. Ann. § 141-H:1 et seq. (New Hampshire genetic testing law), the New Jersey Family Leave Act (N.J.S.A. 34:11B-1 et seq.), the New Jersey Temporary Disability Leave Law (N.J.S.A. 43:21-25 et seq.), the New Jersey Equal Pay Act (N.J.S.A. 34:11-56.2 et seq.), the New Jersey Wage Payment Law (N.J.S.A. 34:11-4.1 et seq.), the New Jersey Wage and Hour Law (N.J.S.A. 34:11-56a et seq.), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c) Claims under any local, state or federal common law theory;

(d) Claims for breach of contract, including, without limitation, all claims arising out of or related to your Separation and Change in Control Agreement; and

(e) any other Claim arising under other local, state or federal law.

(iii) The general release in this Section 5 is not affected or limited by the recitation of the specific releases in this Section 5.

(iv) Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(v) The general release in this Section 5 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or the Department of Justice.

(vi) FOR CALIFORNIA EMPLOYEES ONLY: In addition to the foregoing, you hereby agree that you are waiving all rights under Section 1542 of the Civil Code of the State of California. Section 1542 provides that:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Pursuant to Section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under Section 1542 of the California Civil Code or similar law or doctrine of any other state.

(vii) You have forty-five (45) days to consider and accept the provisions of this Agreement. You agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this 45-day period. You will also be provided with certain information in a notice to be provided separately pertaining to the ages and job titles of employees in the relevant decisional unit who are affected and who are not affected by the group termination. Unless you rescind your assent as set forth in Section 5(viii) below, this Agreement shall be effective, final and binding upon the expiration of any applicable Revocation Period set forth in Section 5(viii) (the “Effective Date”).

(viii) You may rescind your assent to this Agreement if, within seven (7) days after you sign it, or, if you live in Minnesota, then within fifteen (15) days after you sign it (as applicable, the “Revocation Period”), you email a written notice of rescission to benefits@sagerx.com.

6. Cooperation.

(i) After the Separation Date, you agree to make yourself available to Sage, upon reasonable notice to assist Sage in any matter relating to the services performed by you during your employment with Sage including, but not limited to, transitioning your duties to others.

(ii) You further agree to reasonably cooperate with Sage (i) in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Sage or its successor(s), including any claim or action against its and their directors, officers and employees and (ii) with respect to the procurement, maintenance and enforcement of Intellectual Property Rights (as defined in your Employee Agreement) in Company-Related Developments (as defined in your Employee Agreement). Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available

(in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with Sage to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting Sage.

7. Consulting Agreement. You and the Company shall, upon the Separation Date, enter into the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”). For the avoidance of doubt, you acknowledge that, should you fail to timely sign this Agreement or should you revoke this Agreement during the Revocation Period, the Consulting Agreement will immediately terminate, in accordance with the terms set forth in the Consulting Agreement.

8. Miscellaneous.

(i)
This Agreement supersedes any and all prior oral and/or written agreements including the Severance and Change in Control Agreement and sets forth the entire agreement between Sage and you with respect to your separation from Sage, except for the Employee Agreement referenced in Section 4 above and the Officer Indemnification Agreement, which shall remain in full force and effect.

(ii)
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

(iii)
No variations or modifications of this Agreement shall be deemed valid unless in writing and signed by Sage and you.

(iv)
The provisions of this Agreement are severable, and if for any reason any part shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(v)
Unless otherwise prohibited by law, the validity, interpretation and performance of this Agreement, and all other matters relating to your employment and separation of employment from Sage, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Unless otherwise prohibited by law, both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced only and exclusively in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(vi)
Unless otherwise prohibited by law, both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

Sage wants to ensure that you fully understand the terms and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand this Agreement and consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither Sage nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

If the foregoing correctly sets forth our arrangement, please sign, date and return this Agreement within the time frame set forth above, but in any event not before the Separation Date.

Very truly yours,

SAGE THERAPEUTICS, INC.

/s/ Barry Greene____________

Name: Barry Greene

Title: Chief Executive Officer

Accepted and Agreed To Under Seal:

NOT VALID IF SIGNED BEFORE THE SEPARATION DATE

/s/ Kimi Iguchi_____________

Kimi Iguchi

Dated: 10/31/2024__________

EXHIBIT A

Consulting Agreement

[Attached]